Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-177923
Dated December 14, 2011

                                                                      J.P.Morgan
JPMorgan Alerian MLP Index ETNs
================================================================================
OVERVIEW

JPMorgan Alerian MLP Index Exchange Traded Notes ("ETNs") provide convenient access to midstream energy MLPs. The ETNs pay a variable quarterly coupon linked to the cash distributions paid on the MLPs in the index, less accrued tracking fees(1).  The ETN coupons are reported on Form 1099s and therefore eliminate the administrative burden associated with K-1 forms. Investors can trade the ETNs on the NYSE, Arca exchange or receive a cash payment at the scheduled maturity or upon early repurchase(2), based on the performance of the index. The ETNs are senior, unsecured obligations of JPMorgan Chase and Co.

Current Yield4
--------------------------------------------------------------------------------
[GRAPHIC OMITTED]
--------------------------------------------------------------------------------
Sources: Bloomberg, JPMorgan. Calculated as of December 12, 2011. "REITs ETF",
"Utilities ETF", and "Bond ETF" refer to the iShares Dow Jones U.S. Real Estate
Index Fund, the Utilities Select Sector SPDR Fund, and the iShares Barclays
Aggregate Bond Fund, respectively. The current yield equals the most recent dividend or coupon, with ex-dividend data on or before the date shown above, annualized and divided by the closing price of the investment on the date shown above. Yields shown are not indicative of ETN coupons, if any.

ETN Details
-------------------------------- ------------------------
Ticker                                             AMJ
-------------------------------- ------------------------
Intraday Indicative Value Ticker                AMJ.IV(3)
-------------------------------- ------------------------
Index                            Alerian MLP Index (AMZ)
-------------------------------- ------------------------
Current Yield                                   5.24%(4)
-------------------------------- ------------------------
Market Capitalization                   $3,272,870,100(5)
-------------------------------- ------------------------
Primary Exchange                             NYSE Arca
-------------------------------- ------------------------
Tracking Fee                           0.85% per annum
-------------------------------- ------------------------
Maturity Date                              May 24, 2024
-------------------------------- ------------------------
CUSIP                                        46625H365
-------------------------------- ------------------------
Index Total Returns (%), Standard Deviations (%), and Correlation
                                                                   3 Year Return Standard Deviation
                                      3 Month Return 1 Year Return  Annualized      Annualized       Correlation
----------------------------------------------------------------------------------------------------------------
Alerian MLP Index                         9.45%        10.87%        36.94%           20.57%          1.00
----------------------------------------------------------------------------------------------------------------
S-P 500 Index                             7.01%         1.76%        14.48%           23.46%          0.70
----------------------------------------------------------------------------------------------------------------
S-P 500 Utilities Index                   6.05%        16.51%        11.30%           18.02%          0.60
----------------------------------------------------------------------------------------------------------------
S-P GSCI Index                           -2.67%         2.18%         5.85%           26.98%          0.54
----------------------------------------------------------------------------------------------------------------
S-P/BGCantor U.S. Treasury Bond Index     0.57%         7.49%         3.46%            4.54%         -0.33
----------------------------------------------------------------------------------------------------------------
Dow Jones US REIT Index                   0.49%         3.89%        22.62%           45.77%          0.54
----------------------------------------------------------------------------------------------------------------
Sources: Bloomberg, JPMorgan. Calculated as of December 12, 2011. The standard deviation and correlation are based on monthly returns over the past 3 years.
The returns, standard deviations and correlations are provided for informational purposes only. Correlation refers to correlation of the relevant index to the Alerian MLP Index. The returns are total returns which reflect the performance of each index including dividends. Historical performance of the
Index is not indicative of future performance of the Index or the ETNs. There is no guarantee that the Index or the ETNs will outperform any investment strategy.
1. The "Accrued Tracking Fee" for a given coupon period, as more fully described in the relevant pricing supplement, represents an amount equal to the
Tracking Fee of 0.85% per annum accrued for that coupon period multiplied by the Current Indicative Value on the Index Business Day prior to the date of determination, plus the aggregate amounts, if any, by which the previous
Accrued Tracking Fees have exceeded the cash distributions, if any, made by the underlying MLPs.
2. Investors may request on a weekly basis that the Issuer repurchase a minimum of 50,000 notes prior to the maturity date, subject to the procedures described in the relevant pricing supplement. Early repurchases will be subject to a
Repurchase Fee of 0.125% , as further described in the relevant pricing supplement.
3. The intraday indicative value of the ETNs (the "IIV") is meant to approximate the intrinsic economic value of an ETN. The IIV calculation will be provided for reference purposes only. It is not intended as a price or quotation. The IIV will be based on the intraday indicative values of the
Index, and may not be equal to the payment at maturity or upon early repurchase. Please see the relevant pricing supplement for details.
4. Current yield equals the most recent coupon, with ex-dividend data on or before December 12, 2011, annualized and divided by the closing price of the
ETN on December 12, 2011 and rounded to two decimal places for ease of presentation. The coupons are based on the cash distributions, if any, paid on the underlying MLPs, less the Accrued Tracking Fee. The coupons are variable and may be zero.
5. This number, in some cases, has been rounded for ease of presentation. As of
December 12, 2011, the Market Capitalization of the ETNs was $3,272,868,450
which equals the number of ETNs issued as of December 12, 2011 multiplied by the closing price of the ETNs on December 12, 2011. A portion of the ETNs issued as of December 12, 2011 is held by an affiliate of JPMorgan Chase and Co.
--------------------------------------------------------------------------------
                                                               December 14, 2011
                                                                               1

The Alerian MLP Index
The Alerian MLP Index ("Index") is a market-cap weighted, float-adjusted index created to provide a comprehensive benchmark for investors to track the performance of the energy MLP sector. The Index components are selected by
Alerian Capital Management, LLC ("Alerian").

Alerian is a registered investment advisor that exclusively manages portfolios focused on midstream energy MLPs.

Top 10 Index Components
----------------------------------------- ------ ------
 Name                                     Ticker Weight
----------------------------------------- ------ ------
 Enterprise Products Partners LP          EPD    15.57%
----------------------------------------- ------ ------
 Kinder Morgan Energy Partners LP         KMP    10.40%
----------------------------------------- ------ ------
 Plains All American Pipeline LP          PAA    5.34%
----------------------------------------- ------ ------
 Magellan Midstream Partners LP           MMP    4.60%
----------------------------------------- ------ ------
 Energy Transfer Equity LP                ETE    4.34%
----------------------------------------- ------ ------
 Linn Energy LLC                          LINE   4.04%
----------------------------------------- ------ ------
 Kinder Morgan Management LC              KMR    3.81%
----------------------------------------- ------ ------
 ONEOK Partners LP                        OKS    3.76%
----------------------------------------- ------ ------
 Energy Transfer Equity LP                ETE    3.59%
----------------------------------------- ------ ------
 Buckeye Partners LP                       BPL   3.37%
----------------------------------------- ------ ------
Source: Alerian, as of December 12, 2011.

Historical Total Return Index Performance
--------------------------------------------------------------------------------
[GRAPHIC OMITTED]
--------------------------------------------------------------------------------
Sources: Bloomberg, JPMorgan.  As of December 12, 2011. Each of these indices was calculated based on a level for such index set equal to 100% on December
13, 2008. Historical performance of the Index is not indicative of future performance of the Index or the ETNs. Fluctuations in the Index may be more or less than that for the value of the ETNs. All returns displayed above reflect the index performance including dividends, and are calculated without deducting any applicable transaction fees. There is no guarantee that the Index or the
ETNs will outperform any alternative investment strategy. Your payment at maturity or upon early repurchase of the ETNs, as more fully described in the relevant pricing supplement is based on the VWAP Level of the Alerian MLP Index which excludes dividends. The VWAP Level of the Index will most likely differ from its closing level.

MLP Overview:
What are MLPs? Master Limited Partnerships ("MLPs") are limited partnerships that are publicly traded on a U.S. securities exchange. The majority of MLPs currently operate in the energy infrastructure industry, owning assets such as pipelines that transport crude oil, natural gas and other refined petroleum products. MLPs typically generate fee-based revenues, which tend not to be directly tied to changes in commodity prices.

Why invest in MLPs? MLPs provide relatively low correlation to a wide range of asset classes including equities and commodities and have produced attractive historical yields compared to other income-oriented investments.

Benefits of Investing in the ETNs
Exposure to a portfolio of energy MLPs through a single investment.
Income via quarterly coupons linked to the cash distributions, if any, paid on the MLPs in the Index, less fees.
No K-1 forms will be received by investors in the ETNs. The coupons are reported as ordinary income on Form 1099.
There is no leverage to the MLPs in the ETN performance .

What are the main risks in the ETNs? The ETNs may result in a loss.

The ETNs are exposed to the credit risk of JPMorgan Chase and Co.

The ETNs may not have an active trading market and may not continue to be listed over their term.

The payment at maturity or upon early repurchase of the ETNs will be based on the VWAP Level of the Index and not on the closing level of the Index. The VWAP
Level of the Index will most likely differ from the closing level of the Index or the IIV.

The coupon payments on the ETNs will be variable and may be zero. The Accrued
Tracking Fee reduces the potential coupons and/or the payment at maturity or upon early repurchase.

The Issuer's obligation to repurchase the ETNs is on a weekly basis, and is subject to substantial minimum size restrictions.

You will not know how much you will receive upon early repurchase at the time that you elect we repurchase your ETNs.

The risks identified above are not exhaustive.  You should also review carefully the related "Risk Factors" section of the relevant product supplement and the "Selected Risk Considerations" in the relevant pricing supplement.

Contact Details
Telephone: 800-576-3529
Website:   www.jpmorganetns.com
Email:     alerian_etn@jpmorgan.com

Disclaimer
SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, pricing supplement and term sheet if you so request by calling toll-free 800-576-3529.
Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No.
333-177923
To the extent there are any inconsistencies between this free writing prospectus and the relevant pricing supplement, the relevant pricing supplement, including any hyperlinked information, shall supersede this free writing prospectus.
Investment suitability must be determined individually for each investor. The financial instruments described herein may not be suitable for all investors.
This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult their own advisors on these matters.
IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties. The tax consequences of the ETNs are uncertain.
--------------------------------------------------------------------------------
                                                                               2